Filed pursuant to Rule 433

Registration Statement No. 333-185462

April 8, 2015

United Mexican States

Final Terms and Conditions

4.000% Global Notes due 2115

Issuer:	United Mexican States

Transaction:	4.000% Global Notes due 2115 (the “Notes”)

Issue Currency:	Euro

Issue Size:	€1,500,000,000

Ratings:	A3(stable)/BBB+(stable)/BBB+(stable) (Moody’s/Standard & Poor’s/Fitch)*

Maturity Date:	March 15, 2115

Pricing Date:	April 8, 2015

Settlement Date:

April 15, 2015 (T+5)

It is expected that delivery of the Notes will be made against payment therefor on the fifth day following the Pricing Date of the Notes (such settlement cycle being referred to herein as “T+5”). Trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing or the next three business days will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Notes who wish to trade Notes on the date of pricing or the next three business days should consult their own advisors.

Coupon:	4.000%

Coupon Payment Frequency:	Annual

Issue price:	95.322%, plus accrued interest, if any, from April 15, 2015

Yield:	4.200%

Re-offer Spread over Benchmark:	+354.4 bps

Reference Benchmark:	DBR 2.500% due August 15, 2046

Reference Benchmark Rate:	0.656%

Interest Payment Dates:	Initially on March 15, 2016 and, thereafter, annually on March 15 of each year

Optional
Redemption:	Make-Whole Call calculated at German Government Bundesanleihe (Bund) + 40 bps (at any time or from time to time prior to maturity upon giving no less than 30 days’ nor more than 60 days’ notice)

Gross Proceeds:	€1,429,830,000

Ranking:	Senior Unsecured

Governing Law:	New York law

Registration:	SEC Registered

Authorized Denominations:	€100,000 and integral multiples of €1,000 in excess thereof

Day Count:	Act/Act

Underwriters Discount:	0.30%

Listing/Trading:	Application will be made to the Luxembourg Stock Exchange—Euro MTF Market Luxembourg

ISIN:	XS1218289103

Common Code:	121828910

Joint Bookrunners /Allocation:	Goldman, Sachs & Co. (50.00%)
HSBC Securities (USA) Inc. (50.00%)

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

A prospectus dated November 10, 2014 and a prospectus supplement dated November  17, 2014 accompany this free-writing prospectus and are available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000119312514405539/d816959d424b2.htm and

http://www.sec.gov/Archives/edgar/data/101368/000119312514415239/d816959d424b2.htm. A preliminary pricing supplement, subject to completion on April 8, 2015, for the Notes, is available from the Securities and Exchange Commission’s website at

http://www.sec.gov/Archives/edgar/data/101368/000119312515121996/d901573d424b2.htm .

Mexico’s annual report on Form 18-K for the fiscal year ended December 31, 2013 is available from the Securities and Exchange Commission’s website at

http://www.sec.gov/Archives/edgar/data/101368/000119312514396751/d814841d18k.htm ;

http://www.sec.gov/Archives/edgar/data/101368/000119312514396751/d814841dex99d.htm ; and

http://www.sec.gov/Archives/edgar/data/101368/000119312514396751/d814841dex99e.htm .

An Amendment to Mexico’s annual report on Form 18-K/A for the fiscal year ended December 31, 2013, including Mexico’s recent developments section, is available from the Securities and Exchange Commission’s website at

http://www.sec.gov/Archives/edgar/data/101368/000119312515007304/d850650d18ka.htm ; and

http://www.sec.gov/Archives/edgar/data/101368/000119312515007304/d850650dex1.htm , for Amendment No. 3 filed with the Securities and Exchange Commission on January  12, 2015;

http://www.sec.gov/Archives/edgar/data/101368/000119312515035143/d862816d18ka.htm ; and

http://www.sec.gov/Archives/edgar/data/101368/000119312515035143/d862816dex1.htm , for Amendment No. 5 filed with the Securities and Exchange Commission on February  5, 2015; and

http://www.sec.gov/Archives/edgar/data/101368/000119312515063906/d881908d18ka.htm ; and

http://www.sec.gov/Archives/edgar/data/101368/000119312515063906/d881908dex1.htm , for Amendment No. 6 filed with the Securities and Exchange Commission on February  26, 2015.

http://www.sec.gov/Archives/edgar/data/101368/000119312515121990/d904059d18ka.htm ; and

http://www.sec.gov/Archives/edgar/data/101368/000119312515121990/d904059dex1.htm , for Amendment No. 8 filed with the Securities and Exchange Commission on April 8, 2015.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll free at +1 866 471 2526 or HSBC Securities (USA) Inc. toll free at +1 866 811 8049.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.